January 8, 2002


Monarch Funds
Two Portland Square
Portland, Maine  04101

Dear Sir/Madam:

         We have acted as counsel to the Monarch Funds (the "Trust"), an unincorporated voluntary association organized under the laws of the State of Delaware, in connection with Post-Effective Amendment No. 30 ("PEA") to the Trust's Registration Statement on Form N-1A (File No. 33-49570) relating to the issuance and sale of Shares of the Trust. You have requested our opinion regarding certain matters set forth below.

         In this opinion letter, the term "Shares" refers to the shares of beneficial interest in each series of the Trust listed in Schedule A attached to this opinion letter (each, a "Portfolio") that may be issued during the time that is effective and has not been superseded by another post-effective amendment.

         In connection with rendering the opinions set forth below, we have examined copies, believed by us to be genuine, of the Trust Instrument, dated July 10, 1992, the Bylaws, and any amendments thereto, and such other documents relating to its organization and operation as we have deemed relevant to our opinions, as set forth herein.

         The opinions set forth in this letter are limited to the laws and facts in existence on the date hereof, and are further limited to the laws (other than laws relating to choice of law) of the State of Delaware that in our experience are normally applicable to the issuance of shares of beneficial interest by business trusts and to the Securities Act of 1933, as amended (the "1933 Act"), and Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder.

         Based on and subject to the foregoing, and the additional qualifications and other matters set forth below, it is our opinion that as of the date hereof the Shares, when sold in accordance with the terms contemplated by the PEA, including receipt of the Trust of full payment for the Shares and compliance with the 1933 Act and the 1940 Act and applicable state laws regulating the offer and sale of securities will have been legally issued, fully paid and non-assessable.

         We are furnishing this opinion letter to you solely in connection with the issuance of the Shares. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without specific prior written consent.

         The foregoing opinions are rendered as of the date of this letter, except as otherwise indicated. We assume no obligation to update or supplement our opinions to reflect any changes of law or fact that may occur.

         We hereby consent to this opinion letter accompanying the PEA when it is filed with the SEC and to the reference to our firm in the statement of additional information that is being filed as part of such PEA.

                                        Sincerely,

                                        /s/ KIRKPATRICK & LOCKHART LLP

                                        KIRKPATRICK & LOCKHART LLP



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                                   SCHEDULE A

                               TREASURY CASH FUND
                              GOVERNMENT CASH FUND
                                    CASH FUND